Exhibit 99.3

CSI’S BUSINESS

General

CSI fabricates, sells, maintains and provides services using, natural gas compressors that cover compression needs throughout the entire natural gas production and transportation cycle through three primary business lines: service operations, unit sales and aftermarket services.

CSI designs and fabricates natural gas reciprocating and rotary screw compressor units up to 8,000 horsepower for use in its service fleet and for sale to its broad customer base. CSI’s fabrication facilities are located in Midland, Texas. CSI’s products and services are essential to the production, processing, transportation and storage of natural gas and are provided primarily to major and independent oil and natural gas producing companies as well as midstream and transmission companies. CSI utilizes a geographic business unit operating structure that, in combination with its highly experienced personnel and advanced facilities and monitoring systems, allows it to provide dependable products and customer service.

In addition to its natural gas compressor business, CSI manufactures primarily engine-driven oilfield fluid pump systems through its wholly owned subsidiary Pump Systems International, Inc. (“PSI”). The majority of the pump systems are subsequently sold in the South American, Asian and Middle Eastern markets. During CSI’s fiscal year ended September 30, 2013, PSI’s pump sales accounted for $64 million (or 18%) of CSI’s revenue.

In addition to its U.S. operations, CSI has certain international operations and sales, which include the repair and maintenance services for compression, power generation and wellhead hydraulic equipment in Australia through its wholly owned subsidiary Compressor Systems Australia Pty Ltd (“CSA”) and the sale and service or rental of gas compression equipment to the gas production, transportation and processing industries in Mexico through its wholly owned subsidiary, Compressor Systems de Mexico, S. de R.L. C.V. (“CSM”).

CSI’s business lines are internally recorded as three business segments; however, for external audit purposes, CSI’s business lines are reported as combined. For financial information regarding CSI’s revenues and total assets, see CSI’s Consolidated Financial Statements and Notes to Consolidated Financial Statements for the year ended September 30, 2013 and included elsewhere in this offering memorandum.

Following the CSI Acquisition, we plan to enter into, and to conduct substantially all of our new compression service business relating to assets acquired in the acquisition pursuant to, contracts that Vinson & Elkins L.L.P. concludes will generate qualifying income, and such business will be conducted through Operating LLC. Operating Corp and CSI will conduct substantially all of our operations that Vinson & Elkins L.L.P. has not concluded will generate qualifying income, and Operating Corp will pay federal income tax with respect to such operations.

Products and Services

CSI’s revenues and income are derived from three business lines: services operations; unit sales; and aftermarket services.

Service Operations

CSI owns one of the largest fleets of natural gas compression equipment in the United States. This equipment is used to provide operations services that meet its customers’ specific applications and requirements. As of June 30, 2014, CSI’s compression service fleet included 2,223 compressor units with an aggregate of 858,407 horsepower. The size and horsepower of CSI’s compression fleet is summarized in the following table:

Range of Horsepower per Unit	Number of Units	Aggregate Horsepower	% of Horsepower
0 – 100	357	26,719	3%
101 – 200	776	118,904	14%
201 – 500	540	164,815	19%
501 – 800	263	164,961	20%
801 – 1,100	53	54,095	6%
1,101+	234	328,913	38%

Total	2,223	858,407	100%

CSI maintains sale and service offices throughout the geographical regions in which it provides services in order to address customer needs in a timely manner. Ninety-five percent (95%) of CSI’s service fleet is continuously monitored by CSI’s proprietary satellite based telemetry system, which enables comprehensive monitoring to aid in maintenance programs and operating efficiencies for field technicians. During the fiscal year ended September 30, 2013, $146 million (42%) of CSI’s total revenue was generated from its service operations.

Unit Sales

CSI sells natural gas compressor packages for various applications, including: gas gathering systems, gas lift, carbon dioxide injection, wellhead compression, gas storage systems, refrigeration plant compression, gas processing, pressure maintenance, pipeline, vapor recovery, pipeline station optimization, gas transmission, fuel gas boosters and coal bed methane.

CSI also manufactures and sells primarily engine-driven oilfield fluid pump systems through its wholly owned subsidiary, PSI. The pump systems are manufactured at CSI’s 220,000 square feet manufacturing facility in Midland, Texas or outsourced to third-party sites and subsequently sold primarily in the South American, Asian and the Middle Eastern markets. During the fiscal year ended September 30, 2013, $145 million (42%) of CSI’s total revenue was generated from unit sales including pump sales by PSI.

Aftermarket Services

Through its aftermarket services business line, CSI provides a full range of services to support the compression needs of customers who own equipment. The services provided include (1) the sale of parts and components, (2) operation, maintenance, overhaul and reconfiguration services and (3) services provided under turnkey engineering, procurement and construction contracts. CSI has factory-trained sales and support personnel in most of the major oil and natural gas producing basins in the United States to perform these services. During the fiscal year ended September 30, 2013, $55 million (16%) of CSI’s total revenue was generated from aftermarket services.

Fabrication

At its facilities in Midland, Texas, CSI designs, engineers and fabricates a full spectrum of natural gas reciprocating and rotary screw compressor units up to 8,000 horsepower, including both low- to mid-range horsepower field compression equipment and specialty engineered high-horsepower equipment for transmission, storage and processing, to meet industry standard as well as unique customer specifications. CSI internally fabricates skids, pressure vessel and piping systems and joins them with engines, compressors and other components sold by third-party suppliers. The compression units are primarily sold to major and independent oil and natural gas producing companies as well as midstream transmission companies.

CSI, engineers, designs, fabricates and markets high quality rotary screw gas compressor packages with a superior reputation in the industry as indicated by sales to competitive fleets and to end users who have their own compressor packaging capabilities. By incorporating patented process technology with innovative design and state of the art control systems, CSI’s rotary screw compressor packages have gained a reputation as one of the natural gas industry’s most efficient and durable rotary screw compressor units utilized in coal seam gas, low pressure gathering, vapor recovery and refrigeration applications.

Sources of Raw Materials

CSI fabricates compression equipment from components acquired, in part, from third-party suppliers. These components represent a significant portion of the cost of its compressor equipment. While many of its materials and components are available from multiple suppliers at competitive prices, CSI obtains some of the components used in its compressors from a limited group of suppliers. CSI occasionally experiences long lead times for components from suppliers and, therefore, may at times make purchases in anticipation of future orders.

Markets

CSI currently operates in major oil and natural gas producing areas in three countries, including the U.S., Australia and Mexico. In addition, CSI sells compressor and pumps systems manufactured in the U.S. to customers in the South American, Asian and Middle Eastern markets.

U.S. Operations

CSI’s domestic activities for rental operations and aftermarket services are organized by geographical business units, which consist of: Northern Rockies; Southern Rockies; Mid-Continent; Permian Basin; Gulf Coast; and South Texas. The percentage of revenue and gross margin for U.S. operations generated by each of these business units during the fiscal year ended September 30, 2013 is summarized in the following table:

Business Unit	% Revenue	% Gross Profit
South Texas	14.7	22.8
Permian Basin	14.3	18.8
Mid-Continent	11.4	16.8
Southern Rockies	9.0	12.4
Gulf Coast	4.1	6.0
Northern Rockies	3.3	3.3

Total	56.7	80.1

CSI’s domestic equipment sales consist of new and used compressor packages and used compressor package components. CSI’s U.S. equipment sales during the fiscal year ended September 30, 2013 are summarized in the following table:

Business Unit	% Revenue	% Gross Profit
New Equipment	19.1	5.9
Used Equipment	1.8	2.9

Total	81.8	34.9

International Operations

Through its subsidiaries, CSI has operations in Australia and Mexico. For the year ended September 30, 2013, less than 1% of CSI’s revenue was generated by CSA and approximately 2% of its revenue was generated by CSM. For the year ended September 30, 2013, revenue generated by international sales and services, inclusive of PSI, CSA and CSM, was $76.9 million (or 22.3%) of total revenue, with gross profit of $14.6 million (or 11.8%) of total gross profit. Changes in local economic or political conditions could have a material adverse effect on CSI’s business, financial condition, results of operations and cash flows.

Customers

CSI’s customers consist of a wide variety of major and independent oil and natural gas producing companies as well as transmission companies. Key customers include, among others Anadarko Petroleum Corporation, Apache Corp., Cimarex Energy Company, Conoco Phillips Company, DCP Midstream, Devon Energy, Kinder Morgan, Pioneer Natural Resources, PostRock Energy Corp, PGP Operating, Premier Natural Resources, Rosetta Resources and South-East Asia Crude Oil Pipeline Ltd.

For the year ended September 30, 2013, CSI had revenues from South-East Asia Crude Oil Pipeline Ltd. and DCP Midstream representing approximately 17.8% and 13.6% of its total revenues respectively.

Related Party Agreements

CSI’s affiliate, Warren Administration Company (“WAC”), a wholly owned subsidiary of Warren Equipment Company (“WEC”), provides various shared services for all of WEC’s subsidiaries, including CSI. These include legal, human resources, treasury, credit, risk management, tax, air transportation, safety, and environmental services. In addition, WAC serves as a clearinghouse for certain of CSI’s expenses that are directly attributable to WEC’s subsidiaries. These include expenses for employee benefit programs, insurance programs, and vehicle fleet management. These costs are paid by WAC then invoiced to subsidiaries for their specific amount.

CSI uses engines and parts manufactured by Caterpillar Inc. (“Caterpillar”) in its gas compression applications. Some of these parts are sold to CSI by Warren Power & Machinery, Inc., a wholly owned subsidiary of WEC and a participating supplier dealer for Caterpillar (“Warren Cat”). The parties entered into an agreement to address the prices at which Warren Cat will sell these Caterpillar parts to CSI. For the fiscal year ended September 30, 2013, CSI’s purchases from Warren Cat equaled $26.2 million (or 9.84% of total purchases). Ignition Systems & Controls, Inc., another wholly owned subsidiary of WEC, also supplies certain components and provides services to CSI for its fleet equipment and unit sales at market prices. For the fiscal year ended September 30, 2013, CSI’s purchases from Ignition Systems & Controls, Inc. equaled $4.2 million (or 1.6% of total purchases).

After the closing of the pending CSI Acquisition, WAC and WEC will no longer be affiliates of CSI.

Backlog

As of June 30, 2014, CSI had a Unit Sales order backlog of approximately $147.9 million of which $60.2 million is forecast through the year ended September 30, 2014.

Health, Safety and Environmental Regulation

CSI designs, engineers and fabricates a full spectrum of natural gas reciprocating and rotary screw compressor units including units up to 8,000 horsepower. Larger units may be subject to additional regulatory requirements under the Clean Air Act. For example, regulations under the National Emission Standards for Hazardous Air Pollutants (“NESHAPS”) provisions of the Clean Air Act require control of hazardous air pollutants from new and existing stationary reciprocal internal combustion engines. Larger equipment is subject to additional prescribed maintenance practices and catalyst installation may also be required. More recently, the

EPA finalized rules that establish new air emission controls under the New Source Performance Standards and NESHAPS for natural gas and natural gas liquids production, processing and transportation activities. These rules establish specific requirements associated with emissions from compressors and controllers at natural gas gathering and boosting stations.

Employees

As of May 31, 2014, CSI and certain of its subsidiaries had an aggregate of 720 full-time employees who provide services to conduct its operations. CSI believes that its relations with its employees are satisfactory.

Properties

As of May 31, 2014, CSI owned seven facilities, including its corporate headquarters and manufacturing facilities in Midland, Texas and six sales/services offices in Williston, North Dakota; Oklahoma City, Oklahoma; Encinal, Texas; Victoria, Texas; Weatherford, Texas; and Vernal, Utah. As of May 31, 2014, CSI leased 27 sales and service facilities, including locations in Brookwood, Alabama; Grand Junction, Colorado; Greeley, Colorado; Lakewood, Colorado; Albuquerque, New Mexico; Carlsbad, New Mexico; Farmington, New Mexico; Raton, New Mexico; Oklahoma City, Oklahoma; Tulsa, Oklahoma; Alice, Texas; Richardson, Texas; Amarillo, Texas; Arlington, Texas; Ft. Stockton, Texas; Houston, Texas (3); Longview, Texas; McAllen, Texas; Perryton, Texas; Sonora, Texas; Zapata, Texas; Casper, Wyoming; Auchenflower, Queensland Australia; Roma, Queensland Australia and Dalby, Queensland, Australia.

CSI’s primary assets include its compression fleet and other equipment.

Legal Proceedings

From time to time, CSI may be involved in litigation relating to claims arising out of its operations in the normal course of business. While the outcome of lawsuits against CSI cannot be predicted with certainty, CSI’s management has informed us that it does not consider it reasonably possible that a loss resulting from such lawsuits in excess of any amounts accrued has been incurred that is expected to have a material adverse effect on CSI’s financial condition, results of operations, or cash flows.

CSI’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS

For the purposes of this section only, the term “CSI” refers to Compressor Systems, Inc. and, where applicable, its wholly owned subsidiaries Pump Systems International, Inc. (“PSI”), Rotary Compressor Systems, Inc. (“RCSI”), Compressor Systems Australia Pty Ltd (“CSA”), Compressor Systems de Mexico, S. de R.L. de C.V. (“CSM”) and CSI Compression Holdings, LLC (“CSI Holdings”). For purposes of this section only, the term “Parent” refers to Warren Equipment Company, which owns 100% of the outstanding stock of CSI prior to the consummation of the CSI Acquisition.

The following discussion is intended to analyze major elements of CSI’s consolidated income statement and statements of cash flows. This section should be read in conjunction with CSI’s Consolidated Financial Statements and accompanying Notes included elsewhere in this offering memorandum.

Statements in the following discussion may include forward-looking statements. These forward-looking statements involve risks and uncertainties. See “Cautionary Statement Regarding Forward Looking Statements,” for additional discussion of these factors and risks.

Business Overview

CSI fabricates, sells, maintains and provides services using, natural gas compressors that cover compression needs throughout the entire natural gas production and transportation cycle to a broad customer base through three primary business lines: service operations, unit sales and aftermarket services.

CSI designs and fabricates natural gas reciprocating and rotary screw compressor units up to 8,000 horsepower for use in its service fleet and for sale to its broad customer base. CSI’s fabrication facilities are located in Midland, Texas. CSI’s products and services are essential to the production, processing, transportation and storage of natural gas and are provided primarily to major and independent oil and natural gas producing companies as well as midstream and transmission companies. CSI utilizes a geographic business unit operating structure that, in combination with its highly experienced personnel and advanced facilities and monitoring systems, allows CSI to provide dependable products and customer service.

In addition to CSI’s natural gas compressor business, CSI manufactures primarily engine-driven oilfield fluid pump systems through its wholly owned subsidiary PSI. The majority of the pump systems are subsequently sold in the South American, Asian and Middle Eastern markets. During CSI’s fiscal year ended September 30, 2013, PSI’s pump sales accounted for $64 million (or 18%) of CSI’s revenue.

In addition to CSI’s U.S. operations, it has certain international operations and sales, which include the repair and maintenance services for compression, power generation and wellhead hydraulic equipment in Australia through CSI’s wholly owned subsidiary CSA and the sale and service or rental of natural gas compression equipment to the natural gas production, transportation and processing industries in Mexico through CSI’s wholly owned subsidiary, CSM.

Overall, CSI’s total revenues and cost of revenues decreased during the six-month period ended March 31, 2014, compared to the corresponding 2013 period. These decreases are caused by a decrease in Unit Sales revenues associated with a $46.8 million International project during the six months ended March 31, 2013. There was not a project of this nature during the six months ended March 31, 2014. Service Operations revenue increased $6.5 million which is attributable to an increase in Average Horsepower In Service from 654,109-horsepower to 701,397-horsepower for the six months ended March 31, 2013 and March 31, 2014, respectively.

Overall, CSI’s total revenues and cost of revenues decreased during the year ended September 30, 2013, compared to September 30, 2012 which was driven by a decrease in Unit Sales revenue and cost of revenues. However, the gross profits for Unit Sales increased from 13.0% to 15.2% for the years ended September 30, 2012 and September 30, 2013, respectively. During the year ended September 30, 2012, there were numerous orders from one customer to meet increased midstream demands in the overall market which continued at a slower pace during 2013.

How CSI Evaluates its Operations

Average Utilization Rate of CSI’s Compressor Packages

CSI measures the average compressor package utilization rate of its fleet of compressor packages as the average number of compressor packages used to provide service during a particular period, divided by the average number of compressor packages in CSI’s fleet during such period. In addition, a similar analysis is prepared on a horsepower basis. CSI’s management primarily uses this metric to determine CSI’s future need for additional compressor packages.

The following table sets forth CSI’s historical fleet size, average of compressor packages being utilized during the periods indicated and CSI’s average utilization rates during those periods based on both quantity of units and horsepower.

	Year Ended September 30,			Six Months Ended March 31,
	2013	2012	2011	2014	2013
Packages
Total packages in fleet (at period end)	2,200	2,113	1,905	2,207	2,174
Total packages in service (at period end)	1,768	1,759	1,529	1,765	1,718

Average number of packages in service (during period) (1)	1,764	1,644	1,470	1,767	1,739
Average package utilization (during period) (2)	81.8%	81.8%	78.8%	80.2%	81.1%

Horsepower
Total horsepower in fleet (at period end)	835,134	776,730	688,354	845,298	809,311
Total horsepower in service (at period end)	696,218	659,676	544,858	706,576	648,542

Average horsepower in service (during period)	677,947	602,267	521,325	701,397	654,109
Average horsepower utilization (during period)	84.1%	82.2%	77.3%	83.5%	82.5%

(1)	“Average number of packages in service” for each period shown is determined by calculating an average of two numbers, the first of which is the number of compressor packages being used to provide services at the beginning of the period and the second of which is the number of compressor packages being used to provide services at the end of the period.
(2)	“Average package utilization” for each period shown is determined by dividing the average number of compressor packages in service during such period by the average of two numbers, the first of which is the total number of compressor packages in CSI’s fleet at the beginning of such period and the second of which is the total number of compressor packages in CSI’s fleet at the end of such period. The same methodology is used in calculating “Average horsepower utilization.”

Net Increase in Compressor Fleet Size

CSI defines the net increase in its compressor fleet size during a given period of time as the difference between the number of compressor packages manufactured and purchased for the fleet, less the number of compressor packages that were sold from the fleet. CSI’s management uses this metric to evaluate CSI’s operating performance and specifically the effectiveness of CSI’s ability to meet customer needs. Additional information regarding changes in the size of CSI’s compressor fleet for the year ended September 30, 2013 and for the six month period ended March 31, 2014, respectively, is provided within the results of operations sections below.

Critical Accounting Policies and Estimates

This discussion and analysis of CSI’s financial condition and results of operations is based upon CSI’s consolidated financial statements. CSI prepared these financial statements in conformity with GAAP. In preparing CSI’s consolidated financial statements, CSI makes assumptions, estimates, and judgments that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. CSI bases these estimates on historical experience, available information, and various other assumptions that CSI believes are reasonable under the circumstances. CSI periodically evaluates these estimates and judgments, including those related to potential impairments of long-lived assets (including goodwill), the useful life of long-lived assets and the collectability of accounts receivable. These judgments and estimates may change as new events occur, as new information is acquired, and with changes in CSI’s operating environment. Actual results are likely to differ from current estimates, and those differences may be material. The following critical accounting policies reflect the most significant judgments and estimates used in the preparation of CSI’s financial statements.

Impairment of Long-Lived Assets

CSI evaluates potential impairment of rental equipment, property, plant and equipment and other long-lived assets on an ongoing basis whenever events or circumstances indicate that carrying amounts may not be recoverable. For the year ended September 30, 2012, there was impairment expense of $2.2 million related to discontinued operations. There were no impairments for the years ended September 30, 2011 and 2013, and for the six months ended March 31, 2014 and 2013. CSI formed CSA in 2010 and CSA began significant operations in July 2011. Since July 2011, CSA has been primarily engaged in the manufacture and sale of power generation equipment and providing repairs and maintenance activities for natural gas compression equipment. In September 2012, CSI decided to discontinue CSA’s manufacturing segment and focus its efforts on repairs and maintenance. In September 2012, CSI estimated a provision for existing costs related to the discontinued manufacturing segment which was reflected in the gain (loss) from discontinued operations. In the year ended September 30, 2012, the provision was adjusted to reflect actual existing costs and the change was reflected in income (loss) from discontinued operations.

Depreciation

Rental equipment, property, plant and equipment are recorded at cost. Depreciation of rental equipment is computed by the straight-line method based upon the estimated useful life of twenty years. Depreciation of property, plant and equipment is computed on a straight-line method based upon estimated useful lives of the respective assets, varying from three to five years for transportation equipment, three to fifteen years for machinery and equipment and fifteen to thirty years for building and improvements. For rental equipment, property, plant and equipment, maintenance, repairs and minor renewals and replacements are charged to expense when incurred and betterments and major renewals and replacements are capitalized.

Stock-Based Compensation

Parent has granted incentive options to purchase shares of its common stock to certain of CSI’s executive officers and key employees. In accordance with FASB ASC 718, Share Based Payments, CSI determines stock-based compensation based on the difference between the stock option exercise price and the related vested underlying common stock buy-sell purchase price determined over the stock option exercise price. CSI recognizes CSI’s proportionate share of its Parent’s FASB ASC 718, Share Based Payments compensation expense. For the years ending September 30, 2013, 2012 and 2011, CSI recognized stock compensation expense of $0.7 million, $1.1 million and $0.7 million, respectively, and for the six months ended March 21, 2014 and 2013, CSI recognized stock compensation expense of $0.4 million and $0.3 million, respectively, which is reflected in CSI’s consolidated financial statements as additional paid in capital contributed by Parent.

Parent established a defined contribution plan (the “Parent Plan”) under Section 401(k) of the Internal Revenue Code. The Parent Plan allows substantially all employees to defer up to 100% (subject to certain limitations) of their income on a pre-tax basis through contributions to the Parent Plan. CSI’s total matching contributions under the Parent Plan were approximately $2.2 million, $2.1 million and $1.4 million for the years ending September 30, 2013, 2012 and 2011, respectively and $1.2 million and $1.3 million for the six months ended March 31, 2014 and 2013, respectively.

Methodologies Used to Allocate Parent Company Administrative Costs

CSI’s affiliate, Warren Administration Company, a wholly owned subsidiary of Parent, provides various shared services for CSI and serves as a clearinghouse for certain of CSI’s expenses that are directly attributable to Parent’s subsidiaries including expenses for employee benefit programs, insurance programs and vehicle fleet managements. For the years ended September 30, 2013, 2012 and 2011 and for the six months ended March 31, 2014 and 2013, CSI’s cost for these services were $23.1 million, $22.1 million, $18.6 million, $13.1 million and $12.5 million, respectively.

Results of Operations

The following data should be read in conjunction with the CSI Consolidated Financial Statements and the associated Notes contained elsewhere in this offering memorandum.

	Year Ended September 30,
				Period to Period Change	Percentage of Total Revenues			Period to Period Change
	2013	2012	2011	2013 vs. 2012	2013	2012	2011	2013 vs. 2012
	(In thousands)
Revenues
Service Operations	$145,698	$125,979	$106,234	$19,719	42.2%	33.9%	38.3%	15.7%
Unit Sales	144,574	164,406	112,293	(19,832)	41.8	44.3	40.5	(12.1)
Aftermarket Services	55,318	80,889	58,862	(25,571)	16.0	21.8	21.2	(31.6)

Total revenues	345,590	371,274	277,389	(25,684)	100.0	100.0	100.0	(6.9)
Cost of revenues (excluding depreciation expense)
Service Operations	58,483	51,286	42,304	7,197	16.9	13.8	15.3	14.0
Unit Sales	122,643	143,059	93,574	(20,416)	35.5	38.5	33.7	(14.3)
Aftermarket Services	40,494	61,470	45,310	(20,976)	11.7	16.6	16.3	(34.1)

Total cost of revenues	221,620	255,815	181,188	(34,195)	64.1	68.9	65.3	(13.4)
Selling, general and administrative	31,040	37,699	34,296	(6,659)	9.0	10.2	12.4	(17.7)
Depreciation and amortization	36,617	31,114	28,927	5,503	10.6	8.4	10.4	17.7
Interest (expense)	(2,434)	(3,180)	(2,963)	746	(0.7)	(0.9)	(1.1)	(23.5)
Interest and other income	1,994	2,560	1,846	(566)	0.6	0.7	0.7	(22.1)

Income from Continuing Operations before income taxes	55,873	46,026	31,861	9,847	16.2	12.4	11.5	21.4
Provision for income taxes	19,053	15,075	11,437	3,978	5.5	4.1	4.1	26.4

Income from Continuing Operations	$36,820	$30,951	$20,424	$5,869	10.7%	8.3%	7.4%	19.0%

	Six Months Ended March 31,
			Period to Period Change	% of Revenues		Period to Period Change
	2014	2013	2014 vs. 2013	2014	2013	2014 vs. 2013
	(In thousands)
Revenues
Service Operations	$77,853	$71,318	$6,535	47.6%	35.9%	9.2%
Unit Sales	60,813	98,840	(38,027)	37.1	49.8	(38.5)
Aftermarket Services	25,045	28,296	(3,251)	15.3	14.3	(11.5)

Total revenues	163,711	198,454	(34,743)	100.0	100.0	(17.5)
Cost of revenues (excluding depreciation expense)
Service Operations	33,797	27,379	6,418	20.6	13.8	23.4
Unit Sales	52,786	82,503	(29,717)	32.2	41.6	(36.0)
Aftermarket Services	19,243	20,810	(1,567)	11.8	10.5	(7.5)

Total cost of revenues	105,826	130,692	(24,866)	64.6	65.9	(19.0)
Selling, general and administrative	18,223	16,905	1,318	11.1	8.5	7.8
Depreciation and amortization	19,638	17,642	1,996	12.0	8.9	11.3
Interest (expense)	(1,100)	(1,273)	173	(0.7)	(0.6)	(13.6)
Interest and other income	641	1,144	(503)	0.4	0.6	(44.0)

Income from Continuing Operations before income taxes	19,565	33,086	(13,521)	12.0	16.7	(40.9)
Provision for income taxes	7,425	12,604	(5,179)	4.5	6.4	(41.1)

Income from Continuing Operations	$12,140	$20,482	$(8,342)	7.4%	10.3%	(40.7)%

Six months ended March 31, 2014 compared to six months ended March 31, 2013

Revenues

Revenues during the six months ended March 31, 2014 decreased compared to the prior year period due to a decrease in Unit Sales of $38.0 million. During the six months ended March 31, 2013, Unit Sales revenues included a $46.8 million International project. Due to the scope of the project, a concentration of revenue was recognized during the period. While CSI continues to bid on these types of projects, there was not a project of this nature during the six months ended March 31, 2014.

Service Operations revenue increased $6.5 million which is attributable to an increase in Average Horsepower In Service from 654,109-horsepower to 701,397-horsepower for the six months ended March 31, 2013 and March 31, 2014, respectively.

Aftermarket Services revenue decreased $3.3 million due to increased competition. CSI believes this decline is temporary and will improve by broadening the customer base and management of sales initiatives.

Cost of revenues

Cost of revenues during the six months ended March 31, 2014 decreased $24.9 million compared to the prior year period due to the related revenue decrease in Unit Sales an Aftermarket Service. Cost of revenues in Service Operations increased due to increases due to fleet growth and improved utilization. In addition, service operating costs increased due to expansion of labor force in anticipation of continued growth.

Selling, general and administrative expense

Selling, general, and administrative expense increased $1.3 million for the six months ended March 31, 2014, compared to the prior year period. As a percentage of consolidated revenues, CSI’s selling, general, and administrative expense increased during the six months ended March 31, 2013, to 11.1% compared to 8.5% for the year ended September 30, 2012. The increase in selling, general, and administrative expense is due to increases in wages and benefits without a corresponding increase in revenue.

Depreciation and amortization

Depreciation and amortization expense consists of the depreciation of Service Operations fleet and property, plant and equipment. Depreciation and amortization expense increased primarily as a result of additions to Service Operations fleet. Total fleet related capital expenditures for the twelve months ending March 31, 2014 were $73.1 million.

Interest expense

Interest expense was $1.1 million during the six months ended March 31, 2014 compared to $1.3 million during the prior year period, primarily due to a decrease in debt levels from $103.7 million at March 31, 2013 to $95.8 million at March 31, 2014.

Interest and other income

Interest and other income was $0.6 million during the six months ended March 31, 2014 compared to $1.1 million during the prior year period, primarily due to the termination of all Sales-type Leases (“STL”) with customers which had balances of $1.0 million at March 31, 2013 and $0 at March 31, 2014.

Provision for income taxes

Total provision for income tax expense was $7.4 million during the six months ended March 31, 2014 compared to $12.6 million during the prior year period, primarily due to the decrease in Income from Continuing Operations before Income taxes.

2013 Compared to 2012

Revenues

Revenues during the twelve months ended September 30, 2013 decreased $25.7 million compared to the prior year period.

Aftermarket Services revenue decreased $25.6 million from $80.9 million and $55.3 million for the years ended September 30, 2012 and September 30, 2013, respectively. This is a result of a one-time Engineering, Procurement, and Construction (“EPC”) project generating $21.8 million in revenue. There were no EPC projects during the twelve months ended September 30, 2013.

Unit Sales revenue decreased $19.8 million from $164.4 million and $144.6 million for the years ended September 30, 2012 and September 30, 2013, respectively. During the year ended September 30, 2012, there were numerous orders from one customer to meet increased mid-stream demands in the overall market which continued at a slower pace during 2013. Revenue associated with this customer was $83.8 million and $53.5 million for the years ended September 30, 2012 and September 30, 2013, respectively.

Service Operations revenue increased $19.7 million which is attributable to an increase in Average Horsepower In Service from 602,267-horsepower to 677,947-horsepower for the years ended September 30, 2012 and September 30, 2013, respectively.

Cost of revenues

Cost of revenues during the six months ended March 31, 2014 decreased $34.2 million compared to the prior year period due to the related revenue decrease in Unit Sales and Aftermarket Service. Service Operations cost of revenues increased $7.2 million in correlation with increased Service Operations utilized Horsepower.

Selling, general, and administrative expense

Selling, general, and administrative expense decreased to $31.0 million for the year ended September 30, 2013, from $37.7 million for 2012. As a percentage of consolidated revenues, CSI’s selling, general, and administrative expense decreased during the year ended September 30, 2013, to 9.0% compared to 10.2% for the year ended September 30, 2012. The decrease in selling, general, and administrative expense levels reflects an improvement in allocation of direct costs.

Depreciation and amortization

Depreciation and amortization expense consists of the depreciation of Service Operations fleet and property, plant and equipment. Depreciation and amortization expense increased primarily as a result of additions to Service Operations fleet. Total fleet related capital expenditures for the year ended September 30, 2013 were $78.2 million.

Interest expense

Interest expense was $2.4 million during the year ended September 30, 2013 compared to $3.2 million during the year ended September 30, 2012, primarily due to a decrease in debt levels from $105.2 million and $94.3 million at September 30, 2012 and September 30, 2013, respectively.

Interest and other income

Interest and other income was $2.0 million during the year ended September 30, 2013 compared to $2.6 million during the year ended September 30, 2012. The decrease is primarily due primarily due to the termination of STLs with customers which had balances during 2013.

Income before taxes, provision for income taxes, and net income

Income before taxes for the year ended September 30, 2013, was $55.9 million, compared to $46.0 million for the year ended September 30, 2012 which is an increase of approximately $9.9 million. As a percentage of consolidated total revenues, income before taxes increased from 16.2% for the year ended September 30, 2013, compared to 12.4% for the year ended September 30, 2012. CSI’s effective tax rate of 34.1% in 2013 increased compared to 32.8% in 2012 due to an increase in Income from Continuing Operations before Income taxes.

Liquidity and Capital Resources

Cash Flows

The following table summarizes CSI’s primary sources and uses of cash for the periods indicated:

	Year Ended September 30,		Six Months Ended March 31,
	2013	2012	2014	2013
	(in thousands) (unaudited)
Net cash provided by operating activities	$101,390	$75,939	$26,074	$53,875
Net cash used in investing activities	(74,574)	(107,912)	(30,433)	(38,583)
Net cash (used in) provided by financing activities	(24,966)	(32,275)	3,759	(15,594)

Operating Activities

Net cash from operating activities decreased by $27.8 million during the six month period ended March 31, 2014 to $26.1 million compared to $53.9 million for the 2013 period. The decrease primarily relates to the reduction in Deferred tax expense and Other Assets. The Other Asset balance is a receivable collected from Parent in 2013.

Net cash from operating activities increased by approximately $25.5 million during the year ended September 30, 2013, to $101.4 million compared to $75.9 million in 2012. This increase was primarily due to the reduction in Other Assets and assets transferred from Discontinued Operations to Continuing Operations.

Investing Activities

Capital expenditures during the six month period ended March 31, 2014, decreased compared to the 2013 period, primarily due to a lower number of compressor packages manufactured for Service Fleet. Investing Activities include maintenance capital expenditures of $4.3 million at March 31, 2014 and $5.1 million at March 31, 2013.

Capital expenditures during the year ended September 30, 2013, decreased compared to the 2012 period, primarily due to a lower number of compressor packages manufactured for Service Fleet. Investing Activities include maintenance capital expenditures of $9.9 million at September 30, 2013 and $11.9 million at September 30, 2012.